Exhibit 99.1

Atomera Incorporated Announces Proposed Public Offering of Common Stock

LOS GATOS, California. – May 12, 2020 – Atomera Incorporated (NASDAQ: ATOM), a semiconductor materials and intellectual property licensing company focused on deploying its proprietary technology into the semiconductor industry, today announced that it is offering to sell shares of its common stock in an underwritten public offering. The offering is expected to price on or about Wednesday, May 13, 2020.

Atomera Incorporated intends to use the net proceeds from the offering for working capital and general corporate purposes, which could include capital and/or operating expenditures related to epitaxial deposition tools we may acquire or lease; wafer processing and metrology costs for internal R&D and customer evaluations; and increased engineering personnel supporting Mears Silicon Technology development and customer integration.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), is acting as the sole book-running manager of the offering. The Liquid Venture Partners group at National Securities is responsible for sourcing and executing the offering.

The shares described above are being offered by Atomera Incorporated pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement, and accompanying base prospectus relating to this offering, may be obtained from National Securities Corporation, Attn: Charles Wanyama, ECM -Syndicate, 200 Vesey Street, 25th Floor New York, NY 10281, email: cwanyama@yournational.com, telephone: (212)-417-3634.

About Atomera Incorporated

Atomera Incorporated (NASDAQ: ATOM) has developed Mears Silicon Technology™ ("MST®"), which increases performance and power efficiency in semiconductor transistors. MST® can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nanoscaling technologies already in the semiconductor industry roadmap.

Safe Harbor

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the preliminary prospectus supplement filed with the SEC on May 12, 2020. Atomera Incorporated cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com